Exhibit 99.1

FOR IMMEDIATE RELEASE

Iron Mountain Stockholders Approve Issuance of Shares for Acquisition of Recall Holdings

BOSTON — November 19, 2015 — Iron Mountain Incorporated (NYSE: IRM), the storage and information management company, announced the results of the Special Meeting held on November 19, 2015. At the meeting, Iron Mountain stockholders approved the issuance of Iron Mountain shares to Recall shareholders as contemplated by the Scheme Implementation Deed by and between Iron Mountain and Recall Holdings. Additional details of the Scheme Implementation Deed are included in the Company’s Proxy Statement for the Special Meeting, which was filed with the SEC on October 14, 2015.

The final voting results of the matters submitted to a vote of the stockholders, which are described in more detail in the Proxy Statement, are set forth below:

1.              Proposal to approve the issuance of shares of Iron Mountain common stock to Recall shareholders pursuant to the Scheme and Deed Poll as contemplated by the Scheme Implementation Deed:

For	Against	Abstain
185,233,902	153,894	217,878

A second proposal to permit the Board to adjourn the Special Meeting for further solicitation of proxies if there were not sufficient votes to approve the foregoing proposal regarding the issuance of shares was not considered because a sufficient number of votes were cast to approve the proposal.

About Iron Mountain

Iron Mountain Incorporated (NYSE: IRM) is a leading provider of storage and information management services. The company’s real estate network of more than 67 million square feet across more than 1,000 facilities in 36 countries allows it to serve customers with speed and accuracy. And its solutions for records management, data management, document management, and secure shredding help organizations to lower storage costs, comply with regulations, recover from disaster, and better use their information for business advantage. Founded in 1951, Iron Mountain stores and protects billions of information assets, including business documents, backup tapes, electronic files and medical data. Visit www.ironmountain.com for more information.

Iron Mountain Contacts:

US Media:	Australian Media:
Abernathy MacGregor Group	Cato Counsel
Chuck Burgess / Ian Campbell	David Symons
212.371.5999 / 213.630.6550	+61.410559184
clb@abmac.com / idc@abmac.com	david@catocounsel.com.au

or

IRM Investors:	IRM Media:
Melissa Marsden	Christian Potts
SVP, Investor Relations	Senior Manager, Corporate Communications
617.535.8595	617.535.8721
melissa.marsden@ironmountain.com	christian.potts@ironmountain.com